SUB-ITEM 77M: Mergers

The Hartford Growth Opportunities Fund

Effective April 7, 2014, The Hartford Growth Fund (the “Growth Fund”) merged into The Hartford Growth Opportunities Fund (the “Growth Opportunities Fund”).

At a meeting held on December 13, 2013, the Board of Directors of The Hartford Mutual Funds II, Inc. (the “Company”) approved an Agreement and Plan of Reorganization that provided for the reorganization of the Growth Fund, a series of the Company, into the Growth Opportunities Fund, a separate series of the Company (the “Reorganization”). The Reorganization did not require shareholder approval.

The Reorganization resulted in: (1) the transfer of all of the assets of the Growth Fund to the Growth Opportunities Fund in exchange for shares of the Growth Opportunities Fund that had an aggregate net asset value equal to the aggregate net asset value of the shares of the Growth Fund; (2) the assumption by the Growth Opportunities Fund of all of the liabilities of the Growth Fund; and (3) the distribution of shares of the Growth Opportunities Fund to the shareholders of the Growth Fund in complete liquidation of the Growth Fund. Each shareholder of the Growth Fund received shares of the Growth Opportunities Fund of the same class, and in equal value to, the shares of the Growth Fund held by that shareholder as of April 7, 2014.

The Hartford Value Opportunities Fund

Effective April 7, 2014, The Hartford Value Fund (the “Value Fund”) merged into The Hartford Value Opportunities Fund (the “Value Opportunities Fund”).

At a meeting held on December 13, 2013, the Board of Directors of The Hartford Mutual Funds, Inc. approved on behalf of the Value Fund, and the Board of Directors of The Hartford Mutual Funds II, Inc. approved on behalf of the Value Opportunities Fund, an Agreement and Plan of Reorganization that provided for the reorganization of the Value Fund into the Value Opportunities Fund (the “Reorganization”). The Reorganization did not require shareholder approval.

The Reorganization resulted in: (1) the transfer of all of the assets of the Value Fund to the Value Opportunities Fund in exchange for shares of the Value Opportunities Fund that had an aggregate net asset value equal to the aggregate net asset value of the shares of the Value Fund; (2) the assumption by the Value Opportunities Fund of all of the liabilities of the Value Fund; and (3) the distribution of shares of the Value Opportunities Fund to the shareholders of the Value Fund in complete liquidation of the Value Fund. Each shareholder of the Value Fund received shares of the Value Opportunities Fund of the same class, and in equal value to, the shares of the Value Fund held by that shareholder as of April 7, 2014.